UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 15, 2010
PRAXAIR, INC.
(Exact name of registrant as specified in its charter)
DELAWARE
(State or Other jurisdiction of incorporation)

1-11037	06-124-9050

(Commission File Number)	(IRS Employer Identification No.)

39 OLD RIDGEBURY ROAD, DANBURY, CT	06810-5113

(Address of principal executive offices)	(Zip Code)
(203)837-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 Material Impairments
On December 15, 2010, Praxair, Inc. (the “Company”) issued a press release announcing a decision to sell the U.S. homecare portion of its North American healthcare business which is expected to result in an earnings charge of approximately $40 million, representing an adjustment to estimated fair value.
ITEM 8.01 Other Events
Praxair also announced on December 15, 2010 that it will take a charge to its earnings in the fourth quarter. The charge is expected to reduce fourth quarter and full-year 2010 net income and earnings per share by approximately $290 million, and 93 cents, respectively. Excluding the charge, the company reaffirms its previous fourth-quarter diluted EPS earnings per share guidance of $1.18 to $1.23 on an adjusted basis*, and its ongoing effective tax rate of about 28%.
The charge is primarily the result of a decision to settle various income tax disputes with the Spanish Government which is expected to result in a charge to earnings of approximately $250 million and cash payments of approximately $500 million. Additionally, as referenced in Item 2.06 above, the Company intends to sell the U.S. homecare portion of its North American healthcare business which is expected to result in an earnings charge of approximately $40 million, representing an adjustment to estimated fair value.

*	Adjusted diluted EPS guidance is a non-GAAP measure that excludes the impact of the charges described above. The adjusted diluted EPS is a measure used by investors, financial analysts and management to help evaluate on-going historical and future business trends on a consistent basis. Definitions of non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Following is a calculation of the fourth quarter adjusted diluted EPS guidance:

	Low End	High End
Expected fourth quarter 2010 diluted EPS	$0.25	$0.30
Add: Spain settlement and other charges	0.93	0.93

Adjusted diluted EPS Guidance	$1.18	$1.23
ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 15, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAXAIR, INC.
Registrant

Date: December 15, 2010	By:	/s/ James T. Breedlove

James T. Breedlove
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release dated December 15, 2010